EXHIBIT 23



                INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Brinker International, Inc.:



We consent to incorporation by reference in Registration Statement Nos. 33-61594, 33-56491, and 333-02201 on Form S-8
and  Nos. 33-53965, 33-55181, 33-63551, 333-00169, and  333-
07481 on Form S-3, of Brinker International, Inc. of our report dated July 29, 1998, relating to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 24, 1998 and June 25, 1997 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 24, 1998, which report is incorporated by reference in the June 24, 1998 annual report on Form 10-K of Brinker International, Inc.



                                   /KPMG Peat Marwick LLP


Dallas, Texas
September 18, 1998